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                                                               EXHIBIT 99 (D)(2)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Assignment and Assumption") is executed and entered into as of FEBRUARY 28, 2001 by and between The Chase Manhattan Bank ("Assignor") and J.P. Morgan Fleming Asset Management (USA) Inc. ("Assignee'").

                                   WITNESSETH:

      WHEREAS, the Assignor is a party to an Investment Advisory Agreement dated as of May 6, 1996 between the Assignor and Mutual Fund Trust (the "Management Agreement"); and

      WHEREAS, the Assignor intends to assign to the Assignee all of the Assignor's rights and obligations under the Management Agreement as provided therein;

      WHEREAS, this Assignment and Assumption does not constitute an "assignment" for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the "1940 Act"), in accordance with Rule 2a-6 under the 1940 Act;

      NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

           1. The Assignor hereby assigns, transfers and conveys to the Assignee and its successors and assigns all of the Assignor's right, title and interest in the Management Agreement.

           2. The Assignee hereby (a) agrees to observe and perform all the terms and conditions of the Management Agreement applicable to Assignor and (b) otherwise agrees to assume all liabilities imposed upon the Assignor under the Management Agreement.

           3. The Assignee hereby covenants to indemnify the Assignor against all liabilities, claims and demands incurred by or made on the Assignor under the terms of the Management Agreement and against all costs that the Assignor may reasonably incur in resisting or defending any such claim or demand, including legal costs.

           4. Nothing contained herein shall release Assignor from any liability under the Management Agreement.

           5. This Assignment and Assumption shall be governed by the laws of the State of New York; PROVIDED HOWEVER, that nothing herein shall be construed as being inconsistent with the 1940 Act.
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IN WITNESS WHEREOF, the parties hereto have caused this assignment and
Assumption to be executed as of the date first above written.

                                    THE CHASE MANHATTAN BANK

                                    By: /s/ Peter B. Eldridge
                                        ------------------------
                                        Name:  Peter B. Eldridge
                                        Title: Vice President

                                    J.P. MORGAN FLEMING ASSET
                                    MANAGEMENT (USA) INC.

                                    By: /s/ Beth R. Richards
                                        -----------------------
                                        Name:  Beth R. Richards
                                        Title: Vice President